ADDENDUM
                           EMPLOYMENT CONTRACT BETWEEN

                            MARK D. HUBER (EMPLOYEE)

                                       and

                           THE JPM COMPANY (EMPLOYER)

Recitals:

     1. Employee is currently employed by Employer, under an employment contract dated the 7th day of August, 2000.

     2. Employee and Employer wish to amend the employment contract to include the additional terms set forth below.

     3. All other terms and conditions of the original employment agreement shall remain in full force and effect.

Agreement:

          I. Effect of Change of Control. In the event of a Change of Control of EMPLOYER, the following additional provisions shall apply.

          A. Change in Control Definition. Change in Control shall mean any of the following events

          1. The sale or other disposition by EMPLOYER of all or substantially all of its assets to a single purchaser or to a group of purchasers, other than to a corporation with respect to which, following such sale or disposition, more than eighty percent (80%) of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals who were the beneficial owners of the outstanding shares of EMPLOYER's common stock and voting securities immediately prior to such sale or disposition; or

          2. The acquisition in one or more transactions by any person or group, directly or indirectly, of beneficial ownership of twenty-five percent (25%) or more of the outstanding shares of the combined voting power of the then outstanding voting securities of EMPLOYER entitled to vote generally in the election of directors, Provided, however, that for this purpose acquisition of such a share by an employee benefit plan of EMPLOYER or a subsidiary or affiliate of EMPLOYER or a present significant shareholder (i.e., shareholder whose current holdings exceed 5% of the outstanding stock) of EMPLOYER shall not constitute a Change of Control; or

          3. The reorganization, merger or consolidation of EMPLOYER into or with another person or entity, by which reorganization, merger or consolidation the shareholders of EMPLOYER receive less than fifty percent (50%) of the outstanding voting shares of the new or continuing corporation.

          4. For the purpose of paragraph I and its subparts, merger, sale or acquisition of EMPLOYER by or with any other company controlled by EMPLOYER or any of its subsidiaries shall not constitute Change of Control.

          B. Good Cause Termination. In the event of a Change of Control, for a period of six months thereafter, the EMPLOYEE may terminate this Agreement for Good Cause.

          1. Good Cause. Good Cause shall be defined as

          a) Geographic Reassignment. The relocation of the EMPLOYEE to a location more than 40 miles from his/her current base or residence, except for required travel on EMPLOYER's business to an extent substantially consistent with the EMPLOYEE's business travel obligations immediately prior to a Change in Control.

          b) Reduction in Base Salary. A reduction by EMPLOYER in the base salary as in effect at the time of the Change in Control.

          2. Effect of Good Cause Termination. In the event of a termination by the EMPLOYEE for Good Cause, EMPLOYEE shall be entitled to the same benefits as if the EMPLOYEE had been involuntarily terminated without cause.

THE JPM COMPANY

By:       /s/ Wayne A. Bromfield                   /s/ Mark D. Huber
                  (Signature)
Name:    Wayne A. Bromfield
Title:   Exec VP and General Counsel
Attest:  /s/ Laney Shambach                        Witness:  /s/ Laney Shambach
Date:    15 August 2000